Exhibit 21.1

Subsidiaries of Select Income REIT

Hawaii MMGD LLC, a Maryland Limited Liability Company

Masters Properties LLC, a Maryland Limited Liability Company

SIR Properties Trust, a Maryland Real Estate Investment Trust

SIR REIT, a Maryland Real Estate Investment Trust

TSM Properties LLC, a Maryland Limited Liability Company